Exhibit 99.1

The Money Tree Inc. Announces Voluntary Filing for a Plan of Reorganization

FOR IMMEDIATE RELEASE

Bainbridge, Georgia, December 19, 2011—- The Board of Directors of The Money Tree Inc. (the “Company” or “The Money Tree”) announced that the Company and certain of its subsidiaries have filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Middle District of Alabama. The Company will continue to operate its business as a debtor-in-possession.

As with nearly all consumer lenders throughout the country, The Money Tree has been impacted greatly by the financial collapse and continued related economic downturn. Many of The Money Tree’s customers are unable to pay their obligations when due, which, along with the losses created by these troubled loans, increased governmental regulations and increased investor redemptions, placed increased pressure on The Money Tree’s liquidity and financial position.

The Money Tree retained Warren, Averett, Kimbrough & Marino, LLC, a Birmingham, Alabama-based accounting and financial consulting firm, as an advisor to guide the restructuring and began implementing a series of cost-cutting measures, including the merging of marginally-profitable branches, from 92 to 46 branches, which the Company intends to continue as part of its reorganization.

Bradley D. Bellville, the Company’s President, commented “It is with great regret that we made the Chapter 11 filing late Friday. However, this filing allows The Money Tree to enhance its short-term liquidity while we confront this historically difficult environment for our business. We tirelessly pursued many different potential solutions to the challenges facing the Company. We have done everything possible to try and protect the integrity of our investors and the Company.” He added “We will continue to focus on our core business and restructuring The Money Tree to fully realize our long-term strategy. We want to thank our customers, investors and employees for their loyalty, support and continued patience. We remain very proud of our contributions to our communities. In particular, we look forward to continuing our strong relationship with the Decatur County and the surrounding area.”

The Company’s subsidiary, Best Buy Autos of Bainbridge Inc., is not a party to the bankruptcy filing and intends to operate its business in the ordinary course.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the timing and outcomes of court proceedings, lender negotiations, regulatory approval processes or administrative proceedings and other statements contained herein that are not historical facts.